Exhibit 23.1

KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 27, 2026, with respect to the consolidated financial statements of FTAI Aviation Ltd., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

New York, New York
May 1, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.